Exhibit 99.(d)(2)

Control No.	Maximum Primary Subscription Shares Available:
Number of Rights Issued:

SUBSCRIPTION CERTIFICATE

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON OCTOBER 15, 2010 (unless extended)

CREDIT SUISSE HIGH YIELD BOND FUND

SUBSCRIPTION RIGHTS FOR COMMON SHARES OF BENEFICIAL INTEREST

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST COMPLETE THIS CARD AND RETURN IT TO THE SUBSCRIPTION AGENT.

Dear Shareholder:

You are entitled to exercise the Rights issued to you as of September 13, 2010, the Record Date for the Offer, to subscribe for the number of common shares of beneficial interest, par value $0.001 per share (the “Shares”), of Credit Suisse High Yield Bond Fund (the “Fund”) shown on this Subscription Certificate pursuant to the Primary Subscription upon the terms and conditions specified in the Fund’s prospectus, dated September [•], 2010 (the “Prospectus”). The terms and conditions of the Offer set forth in the Prospectus are incorporated by reference herein. Capitalized terms not defined herein have the meanings attributed to them in the Prospectus. As a Rightholder, you are entitled to purchase one Share for each three Rights you exercise. If you hold less than three Rights, you are entitled to subscribe for one Share. In accordance with the Over-Subscription Privilege, if you are a Record Date Shareholder and have fully exercised all Rights issued to you (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share), you also are entitled to subscribe for Primary Subscription Shares, subject to certain limitations and subject to allotment, which were not otherwise subscribed for by other Rightholders through the Primary Subscription, as well as, in certain instances, Additional Shares.  To the extent that sufficient Primary Subscription Shares are not available to honor all over-subscription requests, unsubscribed Primary Subscription Shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

In addition, in the event that the Fund’s per share net asset value on the Expiration Date is equal to or less than the Subscription Price, the Fund may determine to issue additional common shares of beneficial interest up to an amount equal to 25% of the Primary Subscription Shares (up to an additional [•] common shares of beneficial interest) (the “Additional Shares”) to satisfy over-subscription requests. Should the Fund determine to issue some or all of the Additional Shares, they will be allocated only among Record Date Shareholders who submitted over-subscription requests. Additional Shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

The Fund will not offer or sell any Shares that are not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege.

In order to exercise your Rights, you must deliver to the Subscription Agent, Computershare Trust Company, N.A. (“Computershare”), by 5:00 p.m., Eastern time, on October 15, 2010 (unless extended, the “Expiration Date”), either (1) a properly completed and executed Subscription Certificate and a payment in U.S. dollars by money order or check drawn on a bank or branch located in the United States of America and payable to Credit Suisse High Yield Bond Fund for an amount equal to the number of Shares subscribed for under the Primary Subscription and Over-Subscription Privilege (if applicable) multiplied by the estimated Subscription Price of $[•] per Share, or (2) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and executed Subscription Certificate and (ii) payment in U.S. dollars by money order or check drawn on a bank or branch located in the United States of America and payable to Credit Suisse High Yield Bond Fund for an amount equal to the number of Shares subscribed for under the Primary Subscription and Over-Subscription Privilege (if applicable) multiplied by the estimated Subscription Price of $[•] per Share.

If a Notice of Guaranteed Delivery is used, a properly completed and executed Subscription Certificate, together with payment in full, as described above, must be received by the Subscription Agent no later than October 20, 2010, unless the Offer is extended. See  “The Offer—Exercise of Rights” and “The Offer—Payment for Shares” in the Prospectus.

No later than October 27, 2010, Computershare will send you (or, if you own your common shares through a depository or nominee, to such depository or nominee), a confirmation showing (i) the number of Shares purchased pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, (ii) the per Share and the total purchase price for all of the Shares acquired by you, (iii) any excess to be refunded by the Fund to you as a result of payment for Shares pursuant to the Over-Subscription Privilege that you are not acquiring, and (iv) any additional amount payable by you or any excess to be refunded to you, in each case, based on the actual Subscription Price as determined on the Expiration Date. Any excess payment to be refunded by the Fund will be mailed as promptly as practicable.

Participants in the Fund’s dividend reinvestment plan (the “Plan”) will have any Shares acquired pursuant to the Primary Subscription or Over-Subscription Privilege credited to their shareholder dividend reinvestment accounts in the Plan.

Shareholders whose common shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any Shares acquired during the Subscription Period credited to the account of Cede & Co. or other depository or nominee. Share certificates for all Shares acquired pursuant to the Primary Subscription or Over-Subscription Privilege will be mailed promptly after payment for the Shares subscribed for has cleared.

SAMPLE CALCULATION:

To subscribe for your Primary Subscription Shares please complete line “A” on the card below.

100 Shares = 100 Rights. 100 Rights divided by 3 = 33 Primary Subscription Shares. The maximum number of Primary Subscription Shares would be 33.

Fractional shares will be dropped. If you hold less than 3 Rights in total, you can subscribe for one common share.

A.	100	÷3 =	33	×	$[•]	=	$[•]
	(No. of Rights)		(No. of Shares)		(Estimated Subscription Price)		(Payment to be remitted)

Please note that $[•] is an estimated Subscription Price only. The Subscription Price will be determined on October 15, 2010, the Expiration Date (unless extended) and could be higher or lower than the estimated Subscription Price depending on changes in the trading price of a common share.

To subscribe for any Shares pursuant to the Over-Subscription Privilege, please complete line “B” below. Please Note: Only Record Date Shareholders who have exercised their Primary Subscription in full may apply for Shares pursuant to the Over-Subscription Privilege.

METHOD OF EXERCISE OF RIGHTS:

By First Class Mail:	By Express Mail or Overnight Courier:
Computershare Trust Company	Computershare Trust Company
Rights Offering	Rights Offering
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

SECTION 1: DETAILS OF SUBSCRIPTION. PLEASE FILL IN ALL APPLICABLE INFORMATION.

A.	Primary Subscription:		÷ 3 =		×	$[•]	=	$

	(3 Rights = 1 Share)	(Rights exercised)		(No. of Shares requested rounded down to nearest whole Share)		(Estimated Subscription Price)

B.	Over-Subscription Privilege*:				×	$[•]	=	$

				(No. of Shares requested)		(Estimated Subscription Price)

C.	Total amount of check or money order enclosed (total of A + B):						=	$

D.	Sell any remaining Rights	☐
E.	Sell all of my Rights	☐

*  You can only over-subscribe if you have fully exercised your Primary Subscription Rights.

SECTION 1. TO SUBSCRIBE: I hereby irrevocably subscribe for the number of Shares indicated as the total of A and B hereon upon the terms and conditions specified in the Prospectus relating thereto, receipt of which is acknowledged. I hereby agree that if I fail to pay for the Shares for which I have subscribed (or are deemed to have subscribed for as set forth above), the Fund may exercise any of the remedies set forth in the Prospectus.

TO SELL: If I have checked either the box on line D or line E, I authorize the sale of Rights by the Subscription Agent according to the procedures described in the Prospectus.

SECTION 2. TO TRANSFER RIGHTS (except pursuant to D or E above): For value received, of the Rights represented by this Subscription Certificate are assigned to:

(Print Full Name of Assignee) Social Security Number

(Street or P.O. Box)

(City, State and Zip Code)

Signature(s) of Assignor(s)

IMPORTANT: The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your Subscription Certificate. Your Signature must he guaranteed by an Eligible Guarantor Institution as that term is defined under Rule 17Ad-15 of the Securities Exchange Act of 1934, which may include:

Signature(s) of Subscriber(s)/Seller(s)

Address for delivery of shares if other than shown on front

If permanent change of address, check here ☐ Please give your telephone number: ( ) Please give your e-mail address:	a) a commercial bank or trust company, or b) a member firm of a domestic stock exchange, or c) a savings bank or credit union. Signature
Guaranteed
(Name of Bank or Firm)

By
(Signature of Officer and Title)